                                                                      EXHIBIT 12

                    CASE CREDIT CORPORATION AND SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN MILLIONS)

                                                                      THREE
                                                                     MONTHS
                                                                      ENDED
                                                                    MARCH 31,
                                                                   ------------
                                                                   1998   1997
                                                                   -----  -----
Net income........................................................ $  19  $  22
Add:
  Interest expense................................................    29     22
  Amortization of capitalized debt expense........................   --     --
  Portion of rentals representative of interest factor............   --     --
  Income tax expense and other taxes on income....................    11     10
  Fixed charges of unconsolidated subsidiaries....................   --     --
                                                                   -----  -----
    Earnings as defined........................................... $  59  $  54
                                                                   =====  =====
Interest expense.................................................. $  29  $  22
Amortization of capitalized debt expense..........................   --     --
Portion of rentals representative of interest factor..............   --     --
Other income......................................................   --     --
                                                                   -----  -----
    Fixed charges as defined...................................... $  29  $  22
                                                                   =====  =====
Ratio of earnings to fixed charges................................  2.03x  2.45x
                                                                   =====  =====
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